China Solar & Clean Energy Solutions, Inc. Appoints Mr. Yihai Yang as Chief Financial Officer

NEW YORK and BEIJING, China, March 20th, 2008/Xinhua-PRNewswire/ - China Solar & Clean Energy Solutions, Inc. (OTC BB: CSOL - News), a premier seller and distributor of solar water heaters, renewable energy solutions, and space heating devices in the People's Republic of China (the "PRC"), today announced the appointment of Mr. Yihai Yang to the position of the Acting Chief Financial Officer.

Mr. Yang replaces Gary Lam, who resigned the position of Chief Financial Officer to pursue other interests.

Mr. Yang, age 43, has accountant, controller and CFO experience gained over the past seven years working for several PRC-based companies. From September 2006 until the present, Mr. Yang served as Financial Controller of China Diagnostics Medical Corporation, a company engaged in the business of pharmaceutical research and development. From April 2005 to August 2006, Mr. Yang served as the Chief Financial Officer of Beijing Tanglewood Tour Development, Ltd., a company engaged in the business of real estate investment and development. From March 2000 to July 2003 Mr. Yang worked for CE Accountancy Ltd. as a project manager. In 1990 Mr. Yang graduated from Shenyang Industrial University with a BA in Financial Accounting and in March 2005, he obtained his Master Degree in Finance and Accounting from London South Bank University.

Mr. Deli Du, Chief Executive Officer, said, “We are very pleased to have Mr. Yang join as our Acting CFO. We are confident that his experience in several industries will provide our management team a valuable perspective on how to grow our business. The renewable energy sector in China requires dynamic individuals to help companies like ours strive. We look forward to Mr. Yang’s immediate contribution to meet our company goals.”

About China Solar & Clean Energy Solutions, Inc.

China Solar & Clean Energy Solutions, Inc. operates through its wholly owned subsidiaries Bazhou Deli Solar Heating Energy Co. Ltd., Beijing Deli Solar Technology Development Co., Ltd. and its 51% ownership in Tianjin Huaneng Energy Equipment Company, all of which are located in the PRC. The Company manufactures and distributes hot water and space heating devices to customers in the PRC, in addition to waste heat recovery systems. For more information, please visit http://www.cn-cse.com .

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about China Solar & Clean Energy Solutions, Inc. and its subsidiaries' business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, market and customer acceptance and demand for products, ability to market products, fluctuations in foreign currency markets, the use of estimates in the preparation of financial statements, the impact of competitive products and pricing, the ability to develop and launch new products on a timely basis, the regulatory environment, fluctuations in operating results, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Solar & Clean Energy Solutions, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Investor Relations
Matthew Hayden
HC International, Inc.
Tel: +1-858-704-5065
Email: matt@haydenir.com